UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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WEBMD HEALTH CORP.

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WebMD Health Corp.

2016 Annual Meeting of Stockholders

Summary of Key Considerations Regarding

Proposal 2: Advisory Vote on Executive Compensation

•	Background. WebMD provides its stockholders, in accordance with SEC rules, with an opportunity each year to cast an advisory vote regarding the compensation of WebMD’s Named Executive Officers (commonly referred to as a “Say-on-Pay” vote). The Compensation Committee of the Board of Directors of WebMD takes very seriously the results of such Say-on-Pay votes and the input received from stockholders regarding WebMD’s compensation practices from the outreach done in connection with our Annual Meetings and through other contacts with stockholders.

—	As part of the process of soliciting proxies for our past three Annual Meetings of Stockholders, we have reached out to those we believed held 0.5% or more of our Common Stock (which, in the aggregate, generally represented at least 50% of our outstanding Common Stock) and spoke to all holders who indicated a willingness to provide their views. We also have regular contact with our stockholders at other points in the year, including at investor conferences and in meetings and telephone calls, at which we address areas of interest to them, including corporate governance and executive compensation, and seek their views on those and other matters.

—	The Compensation Committee has, in recent years, made changes to WebMD’s compensation practices based on the input received from stockholders. The Proxy Statement for the 2016 Annual Meeting of Stockholders of WebMD (the “2016 Proxy Statement”), filed on August 15, 2016, describes changes made by the Compensation Committee in recent years in the section on the Say-on-Pay Proposal (on pages 57 and 58) and under the captions “Executive Compensation – Compensation Discussion and Analysis – Consideration of the Advisory Vote on Executive Compensation at the 2015 Annual Meeting of Stockholders” (on page 34) and “– Specific Policies and Practices to Protect Stockholder Interests in Connection with Our Equity Compensation Plans” (on page 26). This Summary of Key Considerations focuses on changes to our compensation program arising from discussions with our stockholders in connection with the Say-on-Pay Proposal at our 2015 Annual Meeting.

•	Key Changes Made in Response to Stockholder Input in Connection with Our 2015 Annual Meeting

—	Feedback Received Regarding Annual Bonus Process. The main focus of the stockholders who responded to the request for comments on our compensation program was that WebMD should change its annual bonus process to one based primarily on pre-set financial goals.

¡	The Compensation Committee had, other than in one recent year, used a flexible process that allowed consideration of such factors as the Compensation Committee determined to be appropriate, rather than specific pre-set goals.

¡	In considering the stockholder feedback regarding the annual bonus process, WebMD’s Compensation Committee recognized that most public companies, including many of WebMD’s peers, used pre-set goals in their bonus process. Accordingly, the Compensation Committee determined to make this change and to retain a compensation consultant to assist it in, among other things, designing and implementing the new bonus process. At WebMD’s 2015 Annual Meeting (held on October 1, 2015), WebMD announced that the Compensation Committee had determined that the change would be made, starting with the bonus process for 2016. It was not possible to implement the change for the 2015 annual bonus process since there was only one quarter remaining in 2015 at that time.

¡	After WebMD’s 2015 Annual Meeting, the Compensation Committee engaged the Arthur J. Gallagher & Co. Human Resources and Compensation Consulting Practice (“Gallagher”) to advise and assist it. With assistance from Gallagher, the Compensation Committee developed and adopted a 2016 Bonus Program earlier this year under which: 70% of the bonuses for our Chief Executive Officer, President, Chief Financial Officer and Co-General Counsel to be paid for 2016 will be based solely on the level of achievement of pre-set goals for revenue and Adjusted EBITDA; for our Chairman of the Board, 60% of the 2016 bonus to be paid will be based solely on such pre-set goals; and, for all of our Named Executive Officers, the remaining portion will be based on the level of achievement of operational and individual performance goals for 2016, as determined by the Compensation Committee in its discretion, but will require that pre-set minimum targets for revenue and Adjusted EBITDA be achieved for any of that remaining portion to be paid.

—	Feedback Received Regarding Equity Compensation. In the outreach to stockholders done in connection with soliciting their votes for the 2015 Annual Meeting, stockholders expressed concern that too large a portion of WebMD’s grants of stock options and restricted stock was being granted to executive officers. To address this concern, the Compensation Committee determined to have WebMD commit that none of the 1,700,000 shares to be added to the 2005 Plan at the 2015 Annual Meeting would be available for future grants to WebMD’s executive officers or to members of WebMD’s Board of Directors, except in the case of a new hire who joins WebMD as an executive officer. That commitment was announced shortly before the 2015 Annual Meeting in a filing of additional proxy materials.

•	Additional Planned Changes. The Compensation Committee will be working with Gallagher to implement stockholder ownership guidelines for WebMD’s executive officers and a compensation clawback policy. We expect to complete the implementation of those changes in early 2017.

Our stockholders did not raise any other significant issues regarding our compensation program. We look forward to continuing our dialog with stockholders concerning our compensation program in general and with respect to the changes described above in particular, as well as any other issues of concern.

For additional information, please see the 2016 Proxy Statement filed by WebMD with the Securities and Exchange Commission on August 15, 2016, copies of which have been sent to those who were stockholders at the record date for WebMD’s 2016 Annual Meeting. Copies of the 2016 Proxy Statement are also available from our Proxy Solicitor by calling the toll-free number provided below and can be downloaded at www.wbmd.com (in the Investor Relations section) or at https://materials.proxyvote.com/94770V.

YOUR VOTE IS IMPORTANT!

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your shares, please call our proxy solicitor,

INNISFREE M&A INCORPORATED

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